Exhibit 5.1

DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078 www.dlapiper.com

T: 973-520-2550 F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert Michael E. Helmer

November 20, 2017

AxoGen, Inc.

13631 Progress Boulevard, Suite 400

Alachua, Florida 32615

RE:      AxoGen, Inc., Registration Statements on Form S-3

(File Nos. 333-207829 and 333-220770)

Ladies and Gentlemen:

We have acted as counsel to AxoGen, Inc., a Minnesota corporation (the “Company”), in connection with (i) the offering by the Company of 805,000 shares (including 105,000 shares pursuant to the over-allotment option exercised in full by the underwriters on November 16, 2017) (the “Primary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 (File No. 333-207829) (the “Company Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) on November 5, 2015, and declared effective by the SEC on December 11, 2015, and the prospectus contained therein, as supplemented by the prospectus supplement dated November 15, 2017 (the “Prospectus Supplement”) and (ii) the offering by EW Healthcare Partners L.P  (the “Selling Shareholder”) of 1,150,000 shares (including 150,000 shares pursuant to the over-allotment option exercised in full by the underwriters on November 16, 2017) (the “Resale Shares” and together with the Primary Shares, the “Shares”) of Common Stock held by the Selling Shareholder, pursuant to a registration statement on Form S-3 (File No. 333-220770) (the “Resale Registration Statement” and together with the Company Registration Statement, the “Registration Statements”), filed with the SEC on October 2, 2017, and declared effective by the SEC on October 11, 2017, and the prospectus contained therein, as supplemented by the Prospectus Supplement.

In connection with this opinion letter, we have examined the Registration Statements, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation, as amended and restated, of the Company, as filed with the Secretary of State of the State of Minnesota, or the Bylaws, as amended and restated, of the Company, and the minutes of meetings of the shareholders and the Board of Directors of the Company, as provided to

AxoGen, Inc.
November 20, 2017

us by the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Minnesota Business Corporation Act.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statements and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statements and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)